Exhibit 99.1
PENWEST REPORTS FIRST QUARTER 2007
FINANCIAL RESULTS
DANBURY, CT, April 26, 2007 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the first quarter ended March 31, 2007.
Total revenues for the first quarter of 2007 were $842,000 compared with $965,000 in the first quarter of 2006. The decrease reflects a reduction in royalties from Mylan Pharmaceuticals on sales by Mylan of Pfizer Inc.’s 30 mg generic version of Procardia XL®, which was partially offset by revenues from sales of bulk TIMERx® material to Endo Pharmaceuticals Inc. for use in Opana® ER.
Net loss for the first quarter of 2007 was $7.0 million, or $0.30 per share, compared with a net loss of $6.3 million, or $0.28 per share, in the first quarter of 2006.
Selling, general and administrative expenses were $3.7 million for the first quarter of 2007, compared with $3.5 million for the first quarter of 2006. The increase of $258,000, year over year, was primarily attributable to increased legal fees and facility-related costs, which were partially offset by decreased expense recorded for stock-based compensation in the first quarter of 2007 as compared to the first quarter of 2006.
Research and product development expenses (R&D) were $4.4 million for the first quarter of 2007, compared with $4.3 million for the first quarter of 2006. The increase in R&D expense reflects increased spending on the development of nalbuphine ER, which was largely offset by decreased expense recorded for stock-based compensation in the first quarter of 2007 as compared to the first quarter of 2006.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “In the first quarter of 2007, we continued to advance the development of our internal product pipeline. We initiated a Phase 1 safety study on nalbuphine ER, a product we are developing for the treatment of pain, and continued formulation work on several earlier stage compounds in our portfolio. Momentum continues to build in the marketplace for Opana ER, and we remain confident in the potential of this important product. Finally, we completed a debt financing that we believe provides us with sufficient capital to fund operations until at least late 2008.”
As of March 31, 2007, Penwest had $43.7 million in cash, cash equivalents and marketable securities, compared with $40.6 million as of December 31, 2006. During the first quarter of 2007, the Company established a $24 million credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., and borrowed $12 million of this total.

Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s first quarter 2007 financial results. Operational developments and financial outlook will also be discussed on the call.
The conference call will include remarks by Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 877-809-3716
International Telephone Number: 706-634-9511
The conference ID is “5343822.”
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest is a specialty pharmaceutical company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for diseases of the nervous system. At the core of this strategy, Penwest applies drug delivery technologies, including its own proprietary technologies, to new and existing compounds to enhance their therapeutic profiles. The launch by Endo Pharmaceuticals in mid-2006 of Opana® ER (oxymorphone hydrochloride extended-release tablets) formulated with the Company’s TIMERx® extended release delivery technology demonstrates the execution of this strategy and the value of the Company’s TIMERx® technology. The Company is currently applying its expertise to a pipeline of potential products that are in various stages of development. The Company intends to commercialize these products independently or through third party alliances.
Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER and our reliance on Endo for the commercial success of Opana ER ; regulatory risks relating to drugs in development, including the timing and outcome of regulatory action;

uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials or warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Contacts:	Investors: Ben Palleiko/Diane D’Alessandro (203) 796-3700 (877) 736-9378	Media: Laura Walters Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2007	2006
Revenues:
Royalties & licensing fees	$719	$931
Product sales	123	34

Total revenues	842	965
Cost of revenues	110	22

Gross profit	732	943

Operating Expenses:
Selling, general and administrative	3,721	3,463
Research and product development	4,384	4,344

Total operating expenses	8,105	7,807

Loss from operations	(7,373)	(6,864)
Investment income	489	561
Interest expense	70	—

Net loss	$(6,954)	$(6,303)

Basic and diluted net loss per common share	$(0.30)	$(0.28)

Weighted average shares of common stock outstanding	23,142	22,246

Other Information

	March 31, 2007	December 31, 2006
Cash, cash equivalents and marketable securities	$43,702	$40,590